Exhibit 5.1

[Gibson Dunn Letterhead]

June 1, 2010

First American Financial Corporation

1 First American Way

Santa Ana, California 92707

Re:	First American Financial Corporation

Registration Statement on Form S-8

First American Financial Corporation 2010 Incentive Compensation Plan

First American Financial Corporation 2010 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, filed on June 1, 2010 (the “Registration Statement”), of First American Financial Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (a) up to 2,000,000 shares (the “ESPP Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), to eligible employees, including the employees of any subsidiaries designated by the Board of Directors of the Company (the “Board”), pursuant to the First American Financial Corporation 2010 Employee Stock Purchase Plan (the “ESPP”); and (b) up to 16,000,000 shares (collectively with the ESPP Shares, the “Shares”) to non-employee directors, officers and eligible employees of the Company and any subsidiaries and affiliates designated by the Board, pursuant to the First American Financial Corporation 2010 Incentive Compensation Plan (collectively with the ESPP, the “Plans”).

In addition to examining the Registration Statement and the Plans, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the applicable Plan and against payment therefor, will be validly issued, fully paid and non-assessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP